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                                                                      EXHIBIT 23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-50403) pertaining to the Viragen, Inc. Amended 1997 Stock Option Plan, (Form S-8 No. 33-60131) pertaining to the Viragen, Inc. 1995 Stock Option Plan, Employment Contracts with Key Executives and Stock Option Agreements with Directors of Viragen, Inc. and (Form S-8 No. 333-18197) pertaining to the Consulting Agreement with Girmon Investment Co., Limited and Common Stock Purchase Option Granted to Key Employee, of our report dated September 17, 1999, included in the Annual Report on Form 10-K of Viragen, Inc. for the year ended June 30, 1999, with respect to the consolidated financial statements, as amended, included in this Form 10-K/A.

                                            /s/ Ernst & Young LLP

Miami, Florida
February 9, 2000